Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-    ) pertaining to the Amended and Restated 2013 Equity Incentive Plan of Armada Hoffler Properties, Inc. of our reports dated February 23, 2023, with respect to the consolidated financial statements of Armada Hoffler Properties, Inc. and the effectiveness of internal control over financial reporting of Armada Hoffler Properties, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Richmond, VA
June 14, 2023